NEWS RELEASE For More Information: Jason Gingerich VP, Investor Relations 800-282-6242 • 512-879-5101 • JasonGingerich@ProAssurance.com
ProAssurance Reports Results for Fourth Quarter and Full Year 2022
BIRMINGHAM, AL – (BUSINESSWIRE) – February 27, 2023 – ProAssurance Corporation (NYSE: PRA) reports net income of $13.9 million, or $0.26 per diluted share, and operating income(1) of $3.5 million, or $0.06 per diluted share, for the three months ended December 31, 2022.
Highlights - Fourth Quarter and Full Year 2022(2)
•Gross premiums written of $224 million (+3%) and $1.1 billion (+15%)
•Favorable prior accident year reserve development of $5 million and $37 million
•Consolidated combined ratio of 104.2% and 105.3%
•Consolidated operating ratio of 93.0% and 96.0%
◦The full year operating ratio improved by 1.7 points compared to 2021
•Net investment income of $29 million (+53%) and $96 million (+36%)
◦The full year net investment income increased by $25 million compared to 2021
•Adjusted book value per share(1) of $25.99 as of December 31, 2022. Adjusted book value per share was $26.16 as of December 31, 2021.

(1) Represents a Non-GAAP financial measure. See a reconciliation to its GAAP counterpart under the heading “Non-GAAP Financial Measures” that follows
(2) Comparisons are to the fourth quarter and the full year of 2021. All items are listed with quarterly results first, full year results second.

Management Commentary & Results of Operations
Our fourth quarter and full year results for 2022 reflect two major trends in our markets. In our operating segments, competition and higher than anticipated loss severity trends exert pressure on loss ratios and underwriting profits. In the investment markets, the higher interest rate environment provides meaningful improvement in the return we earn on our invested assets, and our investment leverage enhances the impact the higher rates have on our earnings potential.
Full year premiums continued to grow in all of our core operations, as the Specialty P&C, Workers’ Compensation Insurance, and the Segregated Portfolio Cell Reinsurance segments all produced increases in the top line for 2022.
Ned Rand, President and Chief Executive Officer of ProAssurance, highlighted the strong premium retention in the Specialty P&C segment, which improved 4 points in 2022. “I’m pleased to see that in a challenging marketplace, our customers are remaining loyal to the ProAssurance brand and our reputation in the medical community. Thank you to all our team members who work hard every day to provide that top-notch service. Our Workers’ Compensation Insurance segment generated a positive result, as their efforts brought the combined ratio in the segment to below 100% for the year, a nice improvement over 2021.”
Rand continued, “Throughout 2022 we continued to make progress in integrating systems, advancing our data science capabilities, and returning to normalized staffing levels. We believe these are all important contributors to our future success. Our policyholder retention and ability to achieve premium rate increases are bright spots for our top line growth and profitability. Our industry faces the challenges of potential inflationary pressure on expenses and a medical professional liability loss environment where we are seeing upward pressure on claims severity.”
Due to the increase in interest rates and the resulting improvement in investment income, our consolidated operating ratio improved nearly 2 points to 96.0% for the year.
Net investment income showed substantial growth this quarter, increasing by 53% to $29 million. This continues a trend of higher investment income as a result of rising interest rates. We expect this to continue, as reinvestment rates are now considerably higher than the average book yield of maturing investments.
Our book value per share of $20.46 increased by 3.6% in the quarter. Adjusted book value per share, which excludes Accumulated Other Comprehensive Income (AOCI), is $25.99 as of December 31, 2022 as compared to $25.75 as of September 30, 2022.
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CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
Selected consolidated financial data for each period is summarized in the table below.
	Three Months Ended December 31			Year Ended December 31
($ in thousands, except per share data)	2022	2021	Change	2022	2021	Change
Revenues
Gross premiums written(1)	$224,481	$218,141	2.9%	$1,103,993	$960,024	15.0%
Net premiums written	$211,082	$205,194	2.9%	$1,014,137	$882,721	14.9%
Net premiums earned	$258,243	$273,070	(5.4%)	$1,029,581	$971,668	6.0%
Net investment income	28,840	18,810	53.3%	95,972	70,522	36.1%
Equity in earnings (loss) of unconsolidated subsidiaries	(1,059)	15,015	(107.1%)	4,888	48,974	(90.0%)
Net investment gains (losses)(2)	12,495	4,097	205.0%	(33,157)	24,310	(236.4%)
Other income (loss)(1)	(3,812)	2,074	(283.8%)	9,404	8,936	5.2%
Total revenues(1)	294,707	313,066	(5.9%)	1,106,688	1,124,410	(1.6%)
Expenses
Net losses and loss adjustment expenses	191,596	197,220	(2.9%)	776,762	752,249	3.3%
Underwriting, policy acquisition and operating expenses(1)	77,550	67,795	14.4%	307,338	268,246	14.6%
SPC U.S. federal income tax expense	335	656	(48.9%)	1,759	1,947	(9.7%)
SPC dividend expense (income)	4,976	4,124	20.7%	6,673	10,050	(33.6%)
Interest expense	5,499	5,516	(0.3%)	20,372	19,719	3.3%
Total expenses(1)	279,956	275,311	1.7%	1,112,904	1,052,211	5.8%
Gain on bargain purchase	—	—	—%	—	74,408	nm
Income (loss) before income taxes	14,751	37,755	(60.9%)	(6,216)	146,607	(104.2%)
Income tax expense (benefit)	809	5,615	(85.6%)	(5,814)	2,483	(334.2%)
Net income (loss)	$13,942	$32,140	(56.6%)	$(402)	$144,124	(100.3%)
Non-GAAP operating income (loss)	$3,477	$33,439	(89.6%)	$24,509	$75,892	(67.7%)
Weighted average number of common shares outstanding
Basic	53,963	53,984		54,008	53,962
Diluted	54,108	54,107		54,140	54,058
Earnings (loss) per share
Net income (loss) per diluted share	$0.26	$0.59	$(0.33)	$(0.01)	$2.67	$(2.68)
Non-GAAP operating income (loss) per diluted share	$0.06	$0.62	$(0.56)	$0.45	$1.40	$(0.95)
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 16 of the Notes to Consolidated Financial Statements in our December 31, 2022 report on Form 10-K for amounts by line item.
(2) This line item typically includes both realized and unrealized investment gains and losses, investment impairments, and, for the current period, the change in the fair value of the contingent consideration in relation to the NORCAL acquisition. Detailed information regarding the components of net investment gains (losses) are included in Note 4 of the Notes to Consolidated Financial Statements in our December 31, 2022 report on Form 10-K.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.
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BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	December 31, 2022	December 31, 2021
Total investments	$4,387,683	$4,828,323
Total assets	$5,699,999	$6,191,477
Total liabilities	$4,595,981	$4,763,090
Common shares (par value $0.01)	$634	$633
Retained earnings	$1,423,286	$1,434,491
Treasury shares	$(419,214)	$(415,962)
Shareholders’ equity	$1,104,018	$1,428,387
Book value per share	$20.46	$26.46
Non-GAAP adjusted book value per share(1)	$25.99	$26.16
(1) Adjusted book value per share is a Non-GAAP financial measure. See a reconciliation of book value per share to Non-GAAP adjusted book value per share under the heading “Non-GAAP Financial Measures” that follows.

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CONSOLIDATED KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2022	2021	2022	2021
Current accident year net loss ratio	76.2%	78.9%	79.0%	82.1%
Effect of prior accident years’ reserve development	(2.0%)	(6.7%)	(3.6%)	(4.7%)
Net loss ratio	74.2%	72.2%	75.4%	77.4%
Underwriting expense ratio(2)	30.0%	24.8%	29.9%	27.6%
Combined ratio	104.2%	97.0%	105.3%	105.0%
Operating ratio	93.0%	90.1%	96.0%	97.7%
Return on equity(1)	2.7%	10.5%	—%	5.3%
Non-GAAP operating return on equity(1)(2)	1.3%	9.9%	1.9%	5.6%

Combined ratio, excluding transaction-related costs(3)	104.2%	96.5%	105.1%	102.4%
(1) Quarterly amounts are annualized. Refer to our December 31, 2022 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) See a reconciliation of ROE to Non-GAAP operating ROE under the heading “Non-GAAP Financial Measures” that follows.
(3) Our consolidated underwriting expense ratio for the year ended December 31, 2022 includes $1.9 million of transaction-related costs included in consolidated operating expenses associated with our acquisition of NORCAL as compared to $1.4 million and $25.0 million for the three months and year ended December 31, 2021. These costs do not reflect normal operating results.

SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross premiums written	$173,152	$166,095	4.2%	$836,628	$681,509	22.8%
Net premiums written	$164,461	$158,763	3.6%	$765,444	$626,147	22.2%
Net premiums earned	$195,496	$207,046	(5.6%)	$769,773	$695,008	10.8%
Other income	1,245	572	117.7%	5,003	3,370	48.5%
Total revenues	196,741	207,618	(5.2%)	774,776	698,378	10.9%
Net losses and loss adjustment expenses	(152,592)	(157,275)	(3.0%)	(609,915)	(575,164)	6.0%
Underwriting, policy acquisition and operating expenses	(50,143)	(36,342)	38.0%	(192,397)	(127,709)	50.7%
Total expenses	(202,735)	(193,617)	4.7%	(802,312)	(702,873)	(14.1%)
Segment results	$(5,994)	$14,001	(142.8%)	$(27,536)	$(4,495)	(512.6%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2022	2021	2022	2021
Current accident year net loss ratio	79.6%	82.2%	83.1%	87.5%
Effect of prior accident years’ reserve development	(1.5%)	(6.2%)	(3.9%)	(4.7%)
Net loss ratio	78.1%	76.0%	79.2%	82.8%
Underwriting expense ratio	25.6%	17.6%	25.0%	18.4%
Combined ratio	103.7%	93.6%	104.2%	101.2%
The fourth quarter and full year results for the Specialty P&C segment reflect increased gross written premium and improved accident year loss ratios. Exclusive of 2.7 percentage points from purchase accounting and one-time expenses in the year, the 2022 combined ratio was relatively flat compared to 2021. Overall, the results were positively impacted by improved premium retention across the segment, price increases in all product lines, and solid new business writings. The NORCAL acquisition continues to deliver strategic value to the organization.
Gross written premiums increased to $173 million in the quarter and $837 million for the full year. The 23% increase in top line premium for the year was primarily due to the NORCAL acquisition. Net earned premium decreased 6% for the quarter which reflects the impact of underwriting efforts. Net earned premium increased 11% for the year.
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Premium retention in the segment was 85% for the quarter and 84% for the year, representing improvements of 12 and 4 percentage points, respectively, compared to the same periods in 2021. This was driven by 90% retention in our Standard Physician business for the quarter and 88% for the year, and also reflects strong results in our Medical Technology Liability and Small Business Unit which delivered premium retention of 90% and 91%, respectively, for the year.
We achieved renewal pricing increases of 7% in both the quarter and full year along with continued improvements in terms, conditions, and product structure in our Specialty Healthcare business. New business for the segment was $10 million for the quarter and $37 million for the year, reflecting continued competitive pressures in the market.
The segment accident year loss ratio for the quarter was relatively flat and the full year improved 1.4 percentage points compared to 2021, exclusive of 2.6 and 3.0 percentage point decreases in the quarter and year, respectively, from purchase accounting and the change in ULAE. The NORCAL book contributed 2.2 points of improvement to the full year accident year loss ratio, resulting from the recognition of lower claim frequency and execution of our re-underwriting efforts. This was offset by higher than anticipated loss severity trends in a couple of states within our Standard Physician line of business, which emerged primarily in the fourth quarter of 2022.
We recognized net favorable prior year reserve development of $3 million for the quarter and $30 million for the year. This included favorable development related to the beneficial amortization of purchase accounting adjustments on NORCAL's reserves of $11 million for the year. The $30 million of favorable development for the year decreased as compared to $33 million booked in 2021. Development was impacted by the previously stated higher than anticipated loss trends seen in the fourth quarter. The loss environment continues to be challenging as a result of social inflation and claims severity trends.
The expense ratio was 25.6% in the fourth quarter and 25.0% for the full year. Compared to 2021, excluding the impact from NORCAL purchase accounting, one-time expenses and the change in ULAE, the expense ratio increased 3.4 and 0.9 percentage points in the quarter and year, respectively. The increase was primarily driven by lower earned premium in the quarter due to underwriting efforts, and higher DPAC amortization. For the year, the expense ratio increase is driven by a higher volume of commissionable premium in our NORCAL book and higher costs related to technology initiatives and travel. This was partially offset by the benefits of organizational restructuring and expense synergies from the NORCAL acquisition.
Refer to our December 31, 2022 report on Form 10-K for additional details on items impacting our Specialty P&C segment’s current accident year net loss ratio and underwriting expense ratio.

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WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross premiums written	$47,837	$45,779	4.5%	$247,132	$240,546	2.7%
Net premiums written	$28,964	$27,496	5.3%	$160,760	$161,865	(0.7%)
Net premiums earned	$41,916	$41,728	0.5%	$166,371	$164,600	1.1%
Other income	449	481	(6.7%)	2,201	2,211	(0.5%)
Total revenues	42,365	42,209	0.4%	168,572	166,811	1.1%
Net losses and loss adjustment expenses	(28,102)	(29,381)	(4.4%)	(111,407)	(114,704)	(2.9%)
Underwriting, policy acquisition and operating expenses	(13,923)	(13,899)	0.2%	(54,737)	(52,418)	4.4%
Total expenses	(42,025)	(43,280)	(2.9%)	(166,144)	(167,122)	(0.6%)
Segment results	$340	$(1,071)	131.7%	$2,428	$(311)	880.7%

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2022	2021	2022	2021
Current accident year net loss ratio	71.8%	74.0%	71.8%	74.0%
Effect of prior accident years’ reserve development	(4.8%)	(3.6%)	(4.8%)	(4.3%)
Net loss ratio	67.0%	70.4%	67.0%	69.7%
Underwriting expense ratio	33.2%	33.3%	32.9%	31.8%
Combined ratio	100.2%	103.7%	99.9%	101.5%
The Workers’ Compensation Insurance segment underwriting results improved in the fourth quarter and full year of 2022, compared to the same periods in 2021, primarily reflecting a lower net loss ratio and higher audit premium.
Gross premiums increased by $2.1 million and $6.6 million in the quarter and full year, compared to the same periods of 2021, reflecting higher audit premium, partially offset by the continuation of very competitive workers’ compensation market conditions. In our traditional business, audit premium increased to $3.3 million in the fourth quarter of 2022, compared to $0.4 million for the same period in 2021. Renewal rate changes, new business and renewal retention in the fourth quarter of 2022 reflect the competitive market conditions. Renewal rates in our traditional business decreased 7% during the quarter. Renewal retention was 73% in our traditional business for the quarter, compared to 82% for the same period in 2021, reflecting the loss of several large accounts during the quarter. New business writings in our traditional business were $4.0 million in the fourth quarter of 2022, an increase of $1.8 million compared to the same period in 2021.
The current accident year net loss ratio improved 2.2 percentage points, primarily reflecting an improvement in claim trends. We recognized favorable prior accident year reserve development of $2.0 million and $1.5 million in the 2022 and 2021 fourth quarters, respectively. Favorable development for the year was $8.0 million in 2022 compared to $7.1 million in 2021.
Underwriting expenses and the underwriting expense ratio were relatively flat in the fourth quarter of 2022, compared to the same period in 2021. The increase in the full year expense ratio primarily reflects higher costs related to compensation, business-related travel and marketing costs related to advertising and website-related activities.

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SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross premiums written	$16,055	$15,395	4.3%	$78,937	$71,850	9.9%
Net premiums written	$13,952	$13,386	4.2%	$69,357	$63,042	10.0%
Net premiums earned	$16,463	$16,188	1.7%	$69,810	$63,688	9.6%
Net investment income	412	194	112.4%	1,029	814	26.4%
Net investment gains (losses)	1,159	1,308	(11.4%)	(3,067)	4,080	(175.2%)
Other income	1	—	nm	2	3	(33.3%)
Net losses and loss adjustment expenses	(7,141)	(6,009)	18.8%	(39,310)	(32,569)	20.7%
Underwriting, policy acquisition and operating expenses	(5,114)	(6,556)	(22.0%)	(20,316)	(21,635)	(6.1%)
SPC U.S. federal income tax expense(1)	(335)	(656)	(48.9%)	(1,759)	(1,947)	(9.7%)
SPC net results	5,445	4,469	21.8%	6,389	12,434	(48.6%)
SPC dividend (expense) income (2)	(4,976)	(4,124)	20.7%	(6,673)	(10,050)	(33.6%)
Segment results (3)	$469	$345	35.9%	$(284)	$2,384	(111.9%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) and OCI of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2022	2021	2022	2021
Current accident year net loss ratio	58.2%	69.5%	65.3%	67.1%
Effect of prior accident years’ reserve development	(14.8%)	(32.4%)	(9.0%)	(16.0%)
Net loss ratio	43.4%	37.1%	56.3%	51.1%
Underwriting expense ratio	31.1%	40.5%	29.1%	34.0%
Combined ratio	74.5%	77.6%	85.4%	85.1%
The Segregated Portfolio Cell Reinsurance segment for the fourth quarter of 2022, compared to the same period of 2021, primarily reflects improved underwriting results in the segregated portfolio cells in which we participate. The segment result decreased for the full year of 2022 compared to 2021, primarily reflecting the decline in the equity and fixed income markets.
Gross premiums written increased for both the 2022 fourth quarter and full year, compared to the same periods in 2021, reflecting higher workers’ compensation audit premium, partially offset by lower renewal premium. Gross premiums written for the 2022 full year also reflect higher healthcare professional liability premium related to the issuance of tail policies under one program, in which we do not participate.
Consistent with the workers’ compensation insurance segment, renewal and new business premium reflect the competitive workers’ compensation market conditions. Renewal rate decreases were 3.4% during the 2022 fourth quarter and 3.9% for the full year. Renewal retention was 83.4% in 2022, compared to 86.4% for the same period in 2021. New business writings in our workers’ compensation programs were $0.8 million in the fourth quarter of 2022, compared to $1.0 million for the same period in 2021.
The net loss ratio increased, reflecting lower prior accident year reserve development in the healthcare professional liability business, partially offset by a lower current accident year loss ratio in the workers’ compensation business. The improvement in the workers’ compensation current accident year loss ratio reflects improved claim trends.
We recognized net favorable prior accident year reserve development of $2.4 million and $5.2 million during the fourth quarters of 2022 and 2021, respectively. The 2021 favorable reserve development included $2.5 million related to the healthcare professional liability business. We recognized net favorable prior accident year reserve development of $6.3 million and $10.2 million during the full years of 2022 and 2021, respectively.
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The underwriting expense ratio improved to 31.1% in 2022 from 40.5% in 2021. The 2021 expense ratio reflected an increase in the allowance for credit losses related to an overdue balance of a large customer, which was subsequently collected. Underwriting expenses primarily reflect commissions and other expenses charged by the Workers’ Compensation Insurance and Specialty P&C segments.

LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross premiums written	$3,492	$6,267	(44.3%)	$20,233	$37,969	(46.7%)
Net premiums written	$3,705	$5,549	(33.2%)	$18,576	$31,667	(41.3%)
Net premiums earned	$4,368	$8,108	(46.1%)	$23,627	$48,372	(51.2%)
Net investment income	115	284	(59.5%)	568	1,961	(71.0%)
Net investment gains (losses)	51	240	(78.8%)	(964)	249	(487.1%)
Other income (loss)	(311)	47	(761.7%)	119	912	(87.0%)
Net losses and loss adjustment expenses	(3,761)	(4,555)	(17.4%)	(16,130)	(29,812)	(45.9%)
Underwriting, policy acquisition and operating expenses	(1,323)	(2,736)	(51.6%)	(7,412)	(17,957)	(58.7%)
Segment results	$(861)	$1,388	(162.0%)	$(192)	$3,725	(105.2%)

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2022	2021	2022	2021
Current accident year net loss ratio	35.0%	38.7%	37.2%	51.9%
Effect of prior accident years’ reserve development	51.1%	17.5%	31.1%	9.7%
Net loss ratio	86.1%	56.2%	68.3%	61.6%
Underwriting expense ratio	30.3%	33.7%	31.4%	37.1%
Combined ratio	116.4%	89.9%	99.7%	98.7%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the results from our current participation in Lloyd's of London Syndicate 1729 (5% participation for 2022 underwriting year) and our former participation in Syndicate 6131 (50% participation for 2021 underwriting year). Syndicate 6131 ceased assuming business from Syndicate 1729 beginning in the 2022 underwriting year. We continue to view our participation at Lloyd’s as an investment outside our core operations.
The decline in net premiums earned is primarily the result of our decreased participation. The segment reported a combined ratio of 116.4% for the quarter and 99.7% for the year. The current accident year net loss ratio decreased in 2022 as compared to 2021 driven by decreases to certain loss estimates during the first quarter of 2022, partially offset by lower reinsurance recoveries as a proportion of gross losses as compared to the prior year period and, to a lesser extent, certain catastrophe losses in the current period.
We recognized $7.3 million and $4.7 million of unfavorable prior year development for the years ended December 31, 2022 and 2021, respectively. The unfavorable prior year development for the year ended December 31, 2022 was driven by higher than expected losses and development on certain large claims, primarily catastrophe related losses.
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CORPORATE SEGMENT

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Net investment income	$28,313	$18,332	54.4%	$94,375	$67,747	39.3%
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	(393)	18,541	(102.1%)	11,954	64,031	(81.3%)
Tax credit partnerships	(666)	(3,526)	(81.1%)	(7,066)	(15,057)	(53.1%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	(1,059)	15,015	(107.1%)	4,888	48,974	(90.0%)
Net investment gains (losses)	2,285	2,549	(10.4%)	(38,126)	19,981	(290.8%)
Other income (loss)	(4,188)	1,745	(340.0%)	6,198	5,531	12.1%
Operating expenses	(8,055)	(7,591)	6.1%	(34,733)	(26,641)	30.4%
Interest expense	(5,499)	(5,516)	(0.3%)	(20,372)	(19,719)	3.3%
Income tax (expense) benefit	(809)	(3,282)	(75.4%)	5,423	(4,651)	(216.6%)
Segment results	$10,988	$21,252	(48.3%)	$17,653	$91,222	(80.6%)
Consolidated effective tax rate	5.5%	14.9%		93.5%	1.7%
The rise in interest rates added significantly to our net investment income, which increased to $28.3 million and $94.4 million in the quarter and full year, respectively. The increases were driven by higher average book yields on our fixed maturity investments as our reinvestment rate exceeds that of the maturing assets. For the year, higher average investment balances resulting from the addition of the NORCAL assets to our portfolio on May 5, 2021 also drove the increase.
Equity in earnings (loss) from our investment in LPs/LLCs, which are reported to us on a one-quarter lag, decreased to a loss of $0.4 million in the quarter and earnings of $12.0 million for the full year. Our reported earnings from investments in LPs/LLCs declined in both the fourth quarter and full year as market valuations in 2022 have been lower than in 2021. Partially offsetting the lower earnings from our LP/LLC investments was lower amortization of tax credit partnership operating losses.
The corporate segment results include $2.3 million of net investment gains and $38.1 million of net investment losses for the quarter and year, respectively. For the quarter, the net investment gains were driven by unrealized holding gains resulting from changes in the fair value of our convertible securities. The net investment losses for the year were driven by unrealized holding losses resulting from changes in the fair value of our equity investments and convertible securities and, to a lesser extent, realized losses from the sale of equity investments.
Other income (loss) for the quarter decreased driven by the effect of adverse foreign currency exchange rate losses of $5.0 million related to foreign currency denominated loss reserves, as the U.S. dollar weakened in the quarter relative to the euro. For the full year, we recognized a foreign currency exchange rate gain of $1.9 million given gains recognized during the first three quarters of the year.
For the year, operating expenses increased $8.1 million due to the addition of Corporate NORCAL employees to the segment, an increase in professional fees, business-related travel, and higher share-based compensation expenses.

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Non-GAAP Financial Measures
Non-GAAP Operating Income (Loss)
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations, however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended December 31		Year Ended December 31
(In thousands, except per share data)	2022	2021	2022	2021
Net income (loss)	$13,942	$32,140	$(402)	$144,124
Items excluded in the calculation of Non-GAAP operating income (loss):
Net investment (gains) losses (1)	(12,495)	(4,097)	33,157	(24,310)
Net investment gains (losses) attributable to SPCs which no profit/loss is retained (2)	1,224	1,045	(2,138)	3,253
Transaction-related costs (3)	—	1,442	1,862	24,977
Guaranty fund assessments (recoupments)	412	41	541	228
Gain on bargain purchase (4)	—	—	—	(74,408)
Pre-tax effect of exclusions	(10,859)	(1,569)	33,422	(70,260)
Tax effect, at 21% (5)	394	2,868	(8,511)	2,028
After-tax effect of exclusions	(10,465)	1,299	24,911	(68,232)
Non-GAAP operating income (loss)	$3,477	$33,439	$24,509	$75,892
Per diluted common share:
Net income (loss)	$0.26	$0.59	$(0.01)	$2.67
Effect of exclusions	(0.20)	0.03	0.46	(1.27)
Non-GAAP operating income (loss) per diluted common share	$0.06	$0.62	$0.45	$1.40
(1) Net investment gains (losses) in 2022 include a gain of $9.0 million related to the change in the fair value of contingent consideration issued in connection with the NORCAL acquisition. We have excluded this adjustment as it does not reflect normal operating results. See further discussion around the contingent consideration in Note 2 and Note 4 of the Notes to Consolidated Financial Statements of our December 31, 2022 report on Form 10-K.
(2) Net investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any net investment gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net investment gains (losses) recognized in earnings, we are excluding the portion of net investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(3) Transaction-related costs associated with our acquisition of NORCAL. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(4) Gain on bargain purchase associated with our acquisition of NORCAL which is considered unusual, infrequent and non-recurring in nature. As such, we have excluded the gain on bargain purchase from Non-GAAP operating income (loss) as it does not reflect normal operating results.
(5) The 21% rate is the statutory tax rate associated with the taxable or tax deductible items listed above. The taxes associated with the net investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected. The 2021 gain on bargain purchase and the 2022 gain related to the change in the fair value of contingent consideration are non-taxable and therefore had no associated income tax impact. See further discussion under the heading “Taxes” in the Executive Summary of Operations section of our December 31, 2022 report on Form 10-K.
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Non-GAAP Operating ROE
The following table is a reconciliation of ROE to Non-GAAP operating ROE for the quarter and year ended December 31, 2022 and 2021:

	Three Months Ended December 31		Year Ended December 31
	2022	2021	2022	2021
ROE(1)	2.7%	10.5%	—%	5.3%
Pre-tax effect of items excluded in the calculation of Non-GAAP operating ROE	(1.5%)	(1.4%)	2.6%	0.2%
Tax effect, at 21%(2)	0.1%	0.8%	(0.7%)	0.1%
Non-GAAP operating ROE	1.3%	9.9%	1.9%	5.6%
(1) Quarterly amounts are annualized. Refer to our December 31, 2022 report on Form 10-K under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) The 21% rate is the statutory tax rate associated with the taxable or tax deductible items. See further discussion in footnote 5 in this section under the heading "Non-GAAP Operating Income."
Non-GAAP Adjusted Book Value per Share
The following table is a reconciliation of our book value per share to Non-GAAP adjusted book value per share at December 31, 2022 and December 31, 2021:

Book Value Per Share
Book Value Per Share at December 31, 2021	$26.46
Less: AOCI Per Share(1)	0.30
Non-GAAP Adjusted Book Value Per Share at December 31, 2021	26.16
Increase (decrease) to Adjusted Book Value Per Share during the year ended December 31, 2022 attributable to:
Dividends declared	(0.20)
Net income (loss)	(0.01)
Other(2)	0.04
Non-GAAP Adjusted Book Value Per Share at December 31, 2022	25.99
Add: AOCI Per Share(1)	(5.53)
Book Value Per Share at December 31, 2022	$20.46
(1) Primarily the impact of accumulated unrealized investment gains (losses) on our available-for-sale fixed maturity investments.
(2) Includes the impact of share-based compensation and shares repurchased conducted through a 10b5-1 stock repurchase plan.
Conference Call Information
ProAssurance management will discuss fourth quarter 2022 results during a conference call at 10:00 a.m. ET on Tuesday, February 28, 2023. US-based investors may access the call by dialing either (844) 200-6205 (toll free) or (646) 904-5544 (local), and international investors may dial +1 (929) 526-1599. The access code for all attendees is 935700. We will webcast the call at Investor.ProAssurance.com.
A replay will be available by telephone for at least 7 days after the call date. US-based investors may access the replay by dialing (866) 813-9403 (toll free) or (929) 458-6194, and international investors may dial +44 (204) 525-0658. The access code for all attendees is 529421. A replay will also be available for at least one year at Investor.ProAssurance.com. Investors may follow @ProAssurance on Twitter to be notified of the latest news about ProAssurance.
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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by AM Best; NORCAL Group is rated “A-” (Excellent) by AM Best. ProAssurance and its operating subsidiaries (excluding NORCAL Group) are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
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Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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